THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road, Munster, Indiana 46321

April 29, 2008
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-2960

CFS Bancorp, Inc. Announces 35% Increase in Net Income for First Quarter 2008

MUNSTER, IN – April 29, 2008 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported a 35% increase in its net income to $1.8 million for the first quarter of 2008 from $1.3 million for the first quarter of 2007.  Diluted earnings per share increased 42% to $0.17 for the first quarter of 2008 from $0.12 per diluted share for the first quarter of 2007.  Net income for the fourth quarter of 2007 was $2.0 million and diluted earnings per share were $0.19.

The first quarter 2008 financial highlights include:

•	net interest margin increased to 3.21%;
•	non-interest expense decreased by 13.2% or $1.2 million from the first quarter of 2007;
•	allowance for losses on loans to total loans increased to 1.09%; and
•	total assets increased 3.8% to $1.19 billion.

Chairman’s Comments

“The results for the first quarter of 2008 build on our successes for 2007.  Our net interest margin expanded again, our non-interest expense decreased and we are focusing on diversifying our credit portfolio.  Our goals for 2008 are designed to continue those successes by managing our net interest margin, diversifying our overall credit risk, reducing our non-performing assets and containing costs,” said Thomas F. Prisby, Chairman and CEO.  “While our variable rate assets have been impacted by the recent interest rate cuts, our net interest margin expanded by 15 basis points for the quarter even though deposit rates were elevated by competition.  The favorable impact of rate cuts on short-term variable rate borrowings also provided a positive impact.”

Mr. Prisby continued, “Our industry continues to face challenges with existing market conditions, deterioration of credit spreads and intense price competition.  We are focusing on commercial and industrial lending which increases our relationship opportunities, diversifies our credit risk and reduces our reliance on large loans collateralized by commercial real estate.  We continue to monitor assets that do not match our risk profile and develop, where appropriate, exit strategies which will improve our overall credit portfolio risk.”

CFS Bancorp, Inc. – Page 2 of 10

Net Interest Income

The net interest margin increased 15 basis points to 3.21% for the first quarter of 2008 compared to 3.06% for the fourth quarter of 2007 and increased 28 basis points compared to 2.93% for the first quarter of 2007.  The Company’s net interest income increased 2.0% to $8.6 million for the first quarter of 2008 compared to $8.4 million for the fourth quarter of 2007 and was stable compared to $8.5 million for the first quarter of 2007.

Interest income decreased to $16.3 million for the first quarter of 2008 compared to $17.2 million for the fourth quarter of 2007 and $18.7 million for the first quarter of 2007.  The decreases were primarily related to decreases in the average balance of interest-earning assets combined with decreases of 17 and 29 basis points in the weighted-average yield earned on interest-earning assets from the fourth quarter and first quarter of 2007, respectively.  The Company’s variable rate loans and other interest-earning assets were negatively impacted by decreases in the prime lending rate which was 8.25% at March 31, 2007 and decreased to 7.25% at December 31, 2007 and will be further impacted by the decrease to 5.25% on March 18, 2008.

Interest expense decreased 12.4% to $7.7 million for the first quarter of 2008 from $8.8 million for the fourth quarter of 2007 and 23.5% from $10.1 million for the first quarter of 2007.  The decrease from the fourth quarter of 2007 was primarily related to a 40 basis point decrease in the Company’s weighted-average cost of interest-bearing liabilities.  The Company’s deposits and short-term borrowings were positively impacted by the above mentioned decreases in the prime lending rate.  The decrease from the first quarter of 2007 was the result of a 9.4% decrease in the average balances of interest-bearing liabilities and a 63 basis point decrease in the Company’s weighted-average cost of interest-bearing liabilities.

The Company’s cost of borrowings decreased to 5.25% for the first quarter of 2008 compared to 6.23% for the fourth quarter of 2007 and 6.71% for the first quarter of 2007.  The decreases were primarily the result of decreases in the amortization of the deferred premium on the early extinguishment of the Company’s debt to the Federal Home Loan Bank (FHLB) which is included in its total interest expense on borrowings, and the lower average balances of FHLB debt.  The premium amortization adversely impacted the Company’s net interest margin by 20 basis points, 31 basis points and 47 basis points, respectively, for the first quarter of 2008, the fourth quarter of 2007 and the first quarter of 2007.  The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

				Change from
	Three Months Ended			March 31, 2007
	March 31,	December 31,	March 31,	to March 31, 2008
	2008	2007	2007	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$114	$156	$258	$(144)	(55.8)%
Interest expense on FHLB borrowings at contractual rates	1,420	1,445	1,823	(403)	(22.1)
Amortization of deferred premium	527	851	1,352	(825)	(61.0)
Total interest expense on borrowings	$2,061	$2,452	$3,433	$(1,372)	(40.0)

The interest expense related to the premium amortization on the early extinguishment of debt continues to have a smaller impact on the Company’s weighted-average cost of interest-bearing

CFS Bancorp, Inc. - Page 3 of 10

liabilities and is expected to be $449,000, $270,000, $206,000 and $72,000 before taxes in the quarters ending June 30, September 30, and December 31, 2008 and March 31, 2009, respectively.

Non-Interest Income and Non-Interest Expense

The Company’s non-interest income for the first quarter of 2008 decreased to $2.5 million from $3.4 million for the fourth quarter of 2007 and $2.6 million for the first quarter of 2007.  The decrease from the fourth quarter of 2007 was primarily the result of a decrease of $467,000 in net gains from the sales of securities and other assets coupled with a decrease of $331,000 in the Company’s service charges and other fees.  The reduction was primarily due to decreases in overdraft fees, which are subject to period to period fluctuations based on depositors’ usage, and credit enhancement fees, related to the payoff of credit enhancements during the fourth quarter of 2007.

Non-interest expense for the first quarter of 2008 was relatively stable at $8.0 million compared to $8.1 million for the fourth quarter of 2007 and decreased $1.2 million from $9.3 million for the first quarter of 2007.  There were no significant variances in the Company’s non-interest expense for the first quarter of 2008 from the fourth quarter of 2007 with the exception of a $200,000 increase in net occupancy expense primarily related to higher property maintenance costs and real estate taxes.   Non-interest expense decreased 13.2% from the first quarter of 2007 primarily as a result of a decrease in compensation and employee benefits expense including severance costs related to the reduction in the Company’s full time equivalent employees from 360 at December 31, 2006 to 297 at March 31, 2008 and a decrease of $204,000 in ESOP expense due to the Company’s ESOP loan restructuring in the first quarter of 2007.  Partially offsetting these decreases was an increase of $210,000 in pension expense.

The Company’s efficiency ratio for the first quarter of 2008 was 72.5% compared to 68.8% for the fourth quarter of 2007 and 83.2% for the first quarter of 2007.  The efficiency ratio for the first quarter of 2008 was negatively impacted by lower non-interest income when compared to the fourth quarter of 2007.  The efficiency ratio improved from the first quarter of 2007 as a result of a decrease in non-interest expense.  The Company’s core efficiency ratios were 69.7%, 67.0% and 74.4%, respectively.  The Company’s core efficiency ratio for the first quarter of 2008 was positively impacted by lower non-interest expense and adversely impacted by lower net interest income after adjusting for the amortization of the deferred premium on the early extinguishment of debt when compared to the fourth and first quarters of 2007.  The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate our core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.

CFS Bancorp, Inc. - Page 4 of 10

Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Asset Quality

The Company’s provision for losses on loans was $742,000 for the first quarter of 2008 compared to $1.1 million for the fourth quarter of 2007 and $187,000 for the first quarter of 2007.  The provision for the first quarter reflects net charge-offs of $421,000, additional impairment reserves of $61,000 and increased general reserves of $260,000.

The Company’s non-performing assets totaled $31.3 million at March 31, 2008, $30.8 million at December 31, 2007 and $28.2 million at March 31, 2007.  Non-performing assets increased during the first quarter of 2008 primarily due to the transfer to non-accrual status of a $767,000 construction and land development loan.  The ratio of total non-performing assets to total assets was 2.62%, 2.67% and 2.28%, respectively at March 31, 2008, December 31, 2007 and March 31, 2007.

The Company’s allowance for losses on loans was $8.3 million at March 31, 2008, $8.0 million at December 31, 2007 and $11.4 million at March 31, 2007 and the allowance for losses on loans to total loans ratios equal to 1.09%, 1.01% and 1.42%, respectively.  The decrease in the allowance from March 31, 2007 related to the charge-off of $4.0 million in impairment reserves related to $12.8 million of loans sold during the fourth quarter 2007.  The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio.  The allowance for losses on loans represents the management’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  Management believes that at March 31, 2008 the allowance for losses on loans was adequate.

Balance Sheet

At March 31, 2008, the Company’s total assets were $1.19 billion compared to $1.15 billion at December 31, 2007.

The Company’s loans receivable decreased 3.5% to $765.5 million at March 31, 2008 from $793.1 million at December 31, 2007.  During the first quarter of 2008, the Company had total loan fundings of $65.1 million which were offset by $92.3 million of loan repayments and sales.  Of the total loan repayments, over $21.0 million were paydowns of eight large commercial real estate loans and $15.6 million were paydowns of two loans to local municipalities.

CFS Bancorp, Inc. - Page 5 of 10

Securities available-for-sale totaled $247.4 million at March 31, 2008 compared to $224.6 million at December 31, 2007.  Early in the first quarter of 2008, the Company took advantage of a steeper yield curve and market imbalances by borrowing $30.0 million and investing in higher yielding securities.

Deposits increased to $879.5 million at March 31, 2008 from $863.3 million at December 31, 2007.  The increase was primarily a result of a $31.6 million increase in money market deposits with municipalities and other public entities.  The increase in money market deposits was partially offset by a decrease in certificates of deposit totaling $15.8 million due to the managed run-off of single-service high-rate certificates.

The Company’s borrowed money increased to $163.3 million at March 31, 2008 from $135.5 million at December 31, 2007.  The Company’s borrowed money consisted of the following as of the dates indicated:

	March 31, 2008	December 31, 2007
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$36,365	$24,014
Gross FHLB borrowings	128,030	113,072
Unamortized deferred premium	(1,100)	(1,627)
Total borrowed money	$163,295	$135,459

Stockholders’ equity at March 31, 2008 was $131.8 million compared to $130.4 million at December 31, 2007.  The increase during the first quarter of 2008 was primarily due to:

•	net income of $1.8 million;
•	an increase in accumulated other comprehensive income of $1.2 million; and
•	proceeds from stock option exercises totaling $609,000.

The following decreases in stockholders’ equity during 2008 partially offset the aforementioned increases:

•	repurchases of shares of the Company’s common stock during 2008 totaling $1.1 million; and
•	cash dividends declared during 2008 totaling $1.3 million.

During the first quarter of 2008, the Company repurchased 73,595 shares of its common stock at an average price of $14.34 per share pursuant to the repurchase plan approved in February 2007.  At March 31, 2008, the Company had 53,130 shares remaining to be repurchased under this plan.  The Company previously announced in March 2008 the approval to repurchase an additional 530,000 shares of its outstanding common stock.  Since its initial public offering, the Company has repurchased an aggregate of 13,919,642 shares of its common stock at an average price of $12.21 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements.  At March 31, 2008, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. - Page 6 of 10

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding interest rate environment, credit environment, price competition, earnings and per share data, efficiency ratio levels, level of commercial lending personnel, loan and deposit growth, diversifying the loan portfolio, credit risk tolerance, non-performing asset levels, interest on loans, asset yields and cost of funds, net interest income, net interest margin, effect of the prime lending rate, non-interest income, non-interest expense and the expected effect of amortization of deferred premium on the FHLB debt.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions.  One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		March 31, 2008	December 31, 2007	March 31, 2007
Net income		$1,779	$2,035	$1,313
Basic earnings per share		0.17	0.20	0.12
Diluted earnings per share		0.17	0.19	0.12
Cash dividends declared per share		0.12	0.12	0.12
Return on average assets		0.62%	0.69%	0.42%
Return on average equity		5.41	6.18	4.06
Average yield on interest-earning assets		6.12	6.29	6.41
Average cost on interest-bearing liabilities		3.28	3.68	3.91
Interest rate spread		2.84	2.61	2.50
Net interest margin		3.21	3.06	2.93
Average equity to average assets (2)		11.38	11.14	10.43
Average interest-earning assets
to average interest-bearing liabilities (2)		112.68	113.98	112.30
Non-interest expense to average assets		2.78	2.74	2.99
Efficiency ratio (3)		72.53	68.83	83.24
Market price per share of common stock
for the period ended:	Closing	$14.37	$14.69	$14.94
	High	14.70	14.89	15.00
	Low	13.33	14.09	14.48

STATEMENT OF CONDITION HIGHLIGHTS AND PERFORMANCE RATIOS		March 31, 2008	December 31, 2007	March 31, 2007
Total assets		$1,194,076	$1,150,278	$1,237,410
Loans receivable, net of unearned fees		765,476	793,136	804,242
Total deposits		879,543	863,272	894,421
Total stockholders' equity		131,791	130,414	130,413
Book value per common share		12.34	12.18	11.88
Non-performing loans		30,259	29,600	27,537
Non-performing assets		31,297	30,762	28,216
Allowance for losses on loans		8,347	8,026	11,400
Non-performing loans to total loans		3.95%	3.73%	3.42%
Non-performing assets to total assets		2.62	2.67	2.28
Allowance for losses on loans
to non-performing loans		27.59	27.11	41.40
Allowance for losses on loans to total loans		1.09	1.01	1.42

Employees (FTE)		297	303	334
Branches and offices		22	22	22

		Three Months Ended
AVERAGE BALANCE SHEET DATA		March 31, 2008	December 31, 2007	March 31, 2007
Total assets		$1,161,900	$1,171,519	$1,256,320
Loans receivable, net of unearned fees		786,877	808,982	793,852
Total interest-earning assets		1,072,273	1,087,772	1,179,376
Total liabilities		1,029,654	1,040,956	1,125,247
Total deposits		858,460	867,115	905,021
Interest-bearing deposits		796,435	800,200	845,538
Non-interest bearing deposits		62,025	66,915	59,483
Total interest-bearing liabilities		951,602	954,315	1,050,155
Stockholders' equity		132,246	130,563	131,073
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. – Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Interest income:
Loans	$12,788	$13,860	$14,052
Securities	3,079	2,650	3,523
Other	447	730	1,076
Total interest income	16,314	17,240	18,651

Interest expense:
Deposits	5,688	6,393	6,694
Borrowings	2,061	2,452	3,433
Total interest expense	7,749	8,845	10,127
Net interest income	8,565	8,395	8,524
Provision for losses on loans	742	1,131	187
Net interest income after provision for losses on loans	7,823	7,264	8,337

Non-interest income:
Service charges and other fees	1,439	1,770	1,569
Card-based fees	380	385	341
Commission income	58	40	31
Security gains, net	69	527	11
Other asset gains, net	-	9	11
Income from bank-owned life insurance	409	422	405
Other income	172	218	241
Total non-interest income	2,527	3,371	2,609

Non-interest expense:
Compensation and employee benefits	4,336	4,401	5,255
Net occupancy expense	833	634	753
Professional fees	274	340	570
Data processing	458	500	563
Furniture and equipment expense	551	584	534
Marketing	208	227	211
Other general and administrative expenses	1,385	1,412	1,381
Total non-interest expense	8,045	8,098	9,267

Income before income taxes	2,305	2,537	1,679
Income tax expense	526	502	366

Net income	$1,779	$2,035	$1,313

Per share data:
Basic earnings per share	$0.17	$0.20	$0.12
Diluted earnings per share	$0.17	$0.19	$0.12
Cash dividends declared per share	$0.12	$0.12	$0.12

Weighted-average shares outstanding	10,387,292	10,417,351	10,726,506
Weighted-average diluted shares outstanding	10,658,026	10,694,202	11,036,978

CFS Bancorp, Inc. – Page 9 of 10

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	March 31, 2008	December 31, 2007	March 31, 2007

ASSETS
Cash and amounts due from depository institutions	$17,314	$25,825	$14,963
Interest-bearing deposits	55,078	9,744	20,111
Federal funds sold	14,922	3,340	9,141
Cash and cash equivalents	87,314	38,909	44,215

Securities available-for-sale, at fair value	247,380	224,594	301,248
Securities held-to-maturity	3,940	3,940	-
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944
	-
Loans receivable, net of unearned fees	765,476	793,136	804,242
Allowance for losses on loans	(8,347)	(8,026)	(11,400)
Net loans	757,129	785,110	792,842

Interest receivable	5,035	5,505	7,350
Other real estate owned	1,038	1,162	679
Office properties and equipment	19,760	19,326	18,776
Investment in bank-owned life insurance	36,884	36,475	36,281
Prepaid expenses and other assets	11,652	11,313	12,075
Total assets	$1,194,076	$1,150,278	$1,237,410

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$879,543	$863,272	$894,421
Borrowed money	163,295	135,459	198,019
Advance payments by borrowers for taxes and insurance	4,335	3,341	5,149
Other liabilities	15,112	17,792	9,408
Total liabilities	1,062,285	1,019,864	1,106,997

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,679,611, 10,705,510 and 10,979,948
shares outstanding	234	234	234
Additional paid-in capital	191,242	191,162	190,931
Retained earnings	97,547	97,029	94,608
Treasury stock, at cost; 12,609,251, 12,583,856 and 12,318,733 shares	(155,357)	(154,895)	(150,672)
Treasury stock held in Rabbi Trust, at cost; 134,444, 133,940 and 124,625	(1,773)	(1,766)	(1,634)
Unallocated common stock held by Employee Stock Ownership Plan	(3,048)	(3,126)	(3,360)
Accumulated other comprehensive income, net of tax	2,946	1,776	306
Total stockholders' equity	131,791	130,414	130,413

Total liabilities and stockholders' equity	$1,194,076	$1,150,278	$1,237,410

CFS Bancorp, Inc. - Page 10 of 10

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007

Efficiency Ratio:
Non-interest expense	$8,045	$8,098	$9,267

Net interest income plus non-interest income	$11,092	$11,766	$11,133

Efficiency ratio	72.53%	68.83%	83.24%

Core Efficiency Ratio:
Non-interest expense	$8,045	$8,098	$9,267

Net interest income plus non-interest income	$11,092	$11,766	$11,133

Adjustments:
Net realized gains on sales of securities available-for-sale	(69)	(527)	(11)
Net realized gains on sales of assets	–	(9)	(11)
Amortization of deferred premium	527	851	1,352
Net interest income plus non-interest income - as adjusted	$11,550	$12,081	$12,463

Core efficiency ratio	69.65%	67.03%	74.36%